Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP 51 W 52ND STREET NEW YORK, NEW YORK 10019-6142 tel +1-212-506-5000 fax +1-212-506-5151 WWW.ORRICK.COM

September 27, 2012

Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Shutterstock. Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2012 (File No. 333-181376), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 5,175,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), including up to 675,000 shares issuable upon exercise of an over-allotment option granted by the Company.  We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below, including the Certificates of Merger to be filed in conjunction with the Company’s reorganization contemplated by the Registration Statement. In such examination, we have assumed the following: (a) the Certificates of Merger will be filed with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware and will be substantially identical to the forms of the Certificates of Merger reviewed by us, (b) the authenticity of original documents and the genuineness of all signatures, (c) the conformity to the originals of all documents submitted to us as copies, (d) the representations of officers and employees are correct as to questions of fact, (e) the Registration Statement has been declared effective pursuant to the Securities Act, and (f) the reorganization will be carried out substantially as contemplated in the Registration Statement.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP